Exhibit 11
                           THERMO ELECTRON CORPORATION

                        Computation of Earnings per Share


                                                     Three Months Ended
                                                ----------------------------
                                                    June 28,        June 29,
                                                        1997            1996
    ------------------------------------------------------------------------
    Computation of Fully Diluted Earnings per Share:

    Income:
      Net income                                $ 56,158,000    $ 44,919,000

      Add: Convertible debenture
           interest, net of tax                    4,959,000       5,998,000
                                                ------------    ------------
      Income applicable to common stock
        assuming full dilution (a)              $ 61,117,000    $ 50,917,000
                                                ------------    ------------
    Shares:
      Weighted average shares outstanding        150,173,267     140,133,601

      Add: Shares issuable from assumed
           conversion of convertible
           debentures                             23,819,700      33,050,279

           Shares issuable from assumed
           exercise of options (as
           determined by the application
           of the treasury stock method)           1,867,435       2,516,587
                                                ------------    ------------
      Weighted average shares outstanding,
        as adjusted (b)                          175,860,402     175,700,467
                                                ------------    ------------
    Fully Diluted Earnings per Share (a) / (b)  $        .35    $        .29
                                                ============    ============
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                                                                   Exhibit 11
                           THERMO ELECTRON CORPORATION

                        Computation of Earnings per Share


                                                      Six Months Ended
                                                ----------------------------
                                                    June 28,        June 29,
                                                        1997            1996
    ------------------------------------------------------------------------
    Computation of Fully Diluted Earnings per Share:

    Income:
      Net income                                $108,216,000    $ 85,942,000

      Add: Convertible debenture
           interest, net of tax                    9,919,000      12,834,000
                                                ------------    ------------
      Income applicable to common stock
        assuming full dilution (a)              $118,135,000    $ 98,776,000
                                                ------------    ------------
    Shares:
      Weighted average shares outstanding        150,121,567     136,884,346

      Add: Shares issuable from assumed
           conversion of convertible
           debentures                             23,819,754      36,151,867

           Shares issuable from assumed
           exercise of options (as
           determined by the application
           of the treasury stock method)           1,951,233       2,546,829
                                                ------------    ------------
      Weighted average shares outstanding,
        as adjusted (b)                          175,892,554     175,583,042
                                                ------------    ------------
    Fully Diluted Earnings per Share (a) / (b)  $        .67    $        .56
                                                ============    ============